    WORLD MONITOR TRUST--
    SERIES B
    MONTHLY REPORT/
    OCTOBER 27, 2000

         WORLD MONITOR TRUST--SERIES B
--------------------------------------------------------------------------------
Dear Interest Holder:
Enclosed is the report for the period from September 30, 2000 to October 27, 2000 for World Monitor Trust--Series B ('Series B'). The net asset value of an interest as of October 27, 2000 was $93.80, a decrease of 1.76% from the September 29, 2000 value of $95.48. The year-to-date return for Series B was a decrease of 22.88% as of October 27, 2000.

The estimated net asset value per interest as of November 15, 2000 was $97.03. Past performance is not necessarily indicative of future results.
Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -----------------------
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from September 30, 2000 to
  October 27, 2000
Revenues:
Realized loss on commodity
  transactions.....................   $  (312,474)
Change in unrealized commodity
  positions........................        79,921
Interest income....................        80,417
                                      -----------
                                         (152,136)
                                      -----------
Expenses:
Commissions........................        94,364
Management fee.....................        24,316
                                      -----------
                                          118,680
                                      -----------
Net loss...........................   $  (270,816)
                                      -----------
                                      -----------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from September 30, 2000 to
  October 27, 2000
                                             Per
                                Total      Interest
                             -----------   -------
Net asset value at
  beginning of period
  (170,444.036
  interests)...............  $16,274,629   $ 95.48
Contributions..............       18,237
Net loss...................     (270,816)
Redemptions................   (1,576,063)
                             -----------
Net asset value at end of
  period (154,006.741
  interests)...............  $14,445,987     93.80
                             -----------
                             -----------
                                           -------
Change in net asset
  value per interest....................   $ (1.68)
                                           -------
                                           -------
Percentage change.......................     (1.76)%
                                           -------
                                           -------

------------------------------------------------------

I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series B is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                 ----------------------
                                 by: Barbara J. Brooks
                                 Chief Financial Officer